Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement (the "Employment Agreement") made as of this 20th day of  January, 2010, by and between ANTHONY LABOZZETTA, an individual residing at 144 Summit Street, Englewood, New Jersey (the "Employee"), SUSSEX BANK, a New Jersey state chartered commercial bank with its principal place of business located at 200 Munsonhurst Road, Route 517, Franklin, New Jersey 07416 (the "Bank"), and SUSSEX BANCORP, a New Jersey corporation with its principal place of business located at 200 Munsonhurst Road, Route 517, Franklin, New Jersey 07416 (the "Company"; the Bank and the Company sometimes collectively are referred to herein as "Employer").
WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company have each determined that it is in the best interests of each of the Bank and the Company to enter into this Agreement with Employee, and each respective Board has authorized the Bank and the Company to enter into this Agreement;
WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:
1.           Employment.  The Company and the Bank hereby jointly agree to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.
2.           Position and Duties.   The Employee shall be employed as President and Chief Executive Officer of the Company and the Bank, to perform such services in that capacity as are usual and customary for comparable institutions and as shall from time-to-time be established by the Board of Directors of the Company and the Bank.  Employee agrees that he will devote his full business time and efforts to his duties hereunder.

3.           Compensation.  Employer shall pay to the Employee compensation for his services as follows:
(a)           Base Salary.  The Employee shall be entitled to receive, commencing upon the date of this Agreement, an annual base salary (the "Base Salary") of Three Hundred and Fifteen Thousand dollars ($315,000), which shall be payable in installments in accordance with Employer's usual payroll method.  Annually thereafter, on or prior to the anniversary date of this Agreement, the Board of Directors shall review the Employee's performance, the status of Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate and shall adjust the Base Salary accordingly.
(b)           Incentive Plans. Employee shall be entitled to participate in the Employer’s incentive plan for executive officers of the Employer.

(c)           Equity Grant.    On the date hereof, the Company shall grant Employee an award of 50,000 shares of the Company’s common stock, no par value per share (the “Restricted Stock”). The Restricted Stock shall be subject to forfeiture in the event Employee’s employment with the Employer is terminated during the “Restricted Period” (as defined below), and the Restricted Stock may not be transferred during the Restricted Period. During the Restricted Period, the Restricted Stock may either be issued in book entry form only, or if issued in certificated form, the Employer may retain custody of the certificates, at Employer’s option. If the Restricted Stock is issued in certificated form, Employee shall execute such stock powers regarding such certificates as the Company shall reasonable request. During the Restricted Period, Employee shall be entitled to receive and retain any cash dividends paid on the Restricted Stock, and Employee shall have the right to vote the Restricted Shares at any shareholders meeting of the Company. For purposes of this Agreement, the Restricted Period shall be a period of time commencing on the date hereof and ending with regard to twenty percent (20%) of the Restricted Stock on December 31, 2012, with the Restricted Period then ending with regard to an additional twenty percent (20%) of the Restricted Stock on each December 31st thereafter; provided, however, that in the event of a Change in Control of the Company (as defined below), the Employee’s death or his disability, the Restricted Period shall end with regard to all of the Restricted Stock.   For purposes hereunder, Employee shall be deemed to be disabled if he is unable to perform his essential job functions due t a mental or physical condition for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve (12) month period.

4.           Other Benefits.
(a)           Automobile.  The Employee shall be entitled to the exclusive and unlimited use of an automobile or a cash allowance to be used for the purpose of maintaining an automobile of a type and style commensurate with the Employee's status with Employer.
(b)           Insurance. The Employee shall be entitled to receive hospital, health, medical, and life insurance of a type currently provided to and enjoyed by other senior officers of Employer, and shall be entitled to participate in any other employee benefit, incentive or retirement plans offered by Employer to its employees generally or to its senior management.
(c)           Supplemental Retirement Plan. Employer will establish a supplemental retirement plan for Employee with terms and benefits that are mutually agreeable to Employee and Employer.
(d)           Expenses.  The Employee shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer’s expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer.

5.           Term.  The term of this Agreement shall commence on the date hereof (the Employment Commencement Date”) and continue until December 31, 2012 (the “Initial Term”).   On each anniversary of the Employment Commencement Date (each, an “Anniversary Date”), the term of this Agreement shall automatically be renewed for one year (an “Extension Term” and, with the Initial Term, the “Term”) unless either party hereto, by written notice provided at least 90 days prior to the proposed end of a Term, elects not to renew such that, absent notice of non-renewal, the Term shall be extended to three (3) years from the Employment Commencement Date or the most recent Anniversary Date, as applicable.

6.           Termination.  Employee may be terminated at any time, without prejudice to Employee's right to compensation or benefits as provided herein.   Employee's rights upon a termination shall be as follows:
(a)           Cause.  As used in this Agreement, the term "Cause" shall mean the Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or a material breach of any provision of this Agreement.  Notwithstanding the above, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board of Directors of each of the Company and the Bank at meetings of their respective Boards called and held for that purpose (after reasonable notice to the Employee and an opportunity for him, together with counsel, to be heard before each such Board of Directors), finding that in the good faith opinion of the Board of Directors, the Employee was guilty of conduct justifying termination for cause and specifying the particulars thereof in detail; provided, however, that nothing contained herein shall prohibit Employee from being suspended from his duties hereunder by a duly authorized agent of the Board upon a good faith determination that "cause" exists.  Such suspension shall last until such time as the Board meeting provided for above shall have occurred, provided that such Board meeting shall occur within a reasonable period of time.  During such suspension Employee shall continue to be an employee, entitled to all salary and benefits provided for hereunder.
(b)           Termination With Cause.  Employer shall have the right to terminate the Employee for "cause".  In the event of such termination, the Employee shall not be entitled to any further benefits under this Agreement.
(c)           Termination Without Cause.   Upon a termination of Employee's employment hereunder without "cause", in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Section  9 hereof, Employee shall be entitled to receive a lump sum severance payment equal to the amount that would have been paid to Employee for the greater of (i) one year or (ii) the remaining unexpired term of this Employment Agreement as determined under Section 5 (the Remaining Unexpired Term”) at his then current Base Salary with no discounting for early payment .  In addition, Employer shall continue to provide the Employee with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination for the greater of (i) the period of one year or (ii) the Remaining Unexpired Term.    The Employee shall have no duty to mitigate damages in connection with his termination by Employer without "cause".  However, if the Employee obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.
(d)           Death or Disability.  This Agreement shall automatically terminate upon the death or disability of Employee. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the forgoing shall not prejudice Employee’s right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of Employee or his beneficiaries in the event of his death or disability.
7.           Resignation for Cause.  During the term of this Agreement, the Employee shall be entitled to resign from his employment with Employer, and in recognition of the termination of Employee’s employment in such circumstances and Employee’s agreement to be bound by the covenants contained in Section  9 hereof, Employee shall receive the payments provided for below, in the event that the Employee is not in breach of this Agreement and Employer (i) reassigns the Employee to a position of lesser rank or status than Chief Executive Officer, (ii) relocates the Employee's principal place of employment by more than fifty miles from its location on the date hereof, or (iii) reduces the Employee's compensation or other benefits below the level specified herein.  Upon the occurrence of any of these events, the Employee shall have thirty days to provide Employer notice of his intention to terminate this Agreement.  In the event the Employee elects to so terminate this Agreement, such termination shall be treated as a termination without "cause" by Employer under Section 6(c) hereof, and the Employee shall be entitled to receive all payments and other benefits called for under such Section 6(c).
8.           Change in Control.
(a)           Upon the termination of Employee’s employment upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (c) hereof. In addition, if within eighteen (18) months of the occurrence of a Change in Control Employer or its successor shall (i) reassign the Employee to a position of lesser rank or status than Chief Executive Officer, (ii) relocate the Employee's principal place of employment by more than thirty miles from its location prior to consummation of the Change in Control, or (iii) reduces the Employee's compensation or other benefits below the level in effect prior to the consummation of  Change in Control, Employee have the right to resign his employment with the Employer or its successor and thereafter Employee shall become entitled to receive the payments provided for under paragraph (c) below.
(b)           A "Change in Control" shall mean:
(i)	a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

(iii)
Without limitation, a change in control shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or the trustees or any administration of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time in is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Company representing 35% or more of the Company's outstanding securities ordinarily having the right to vote at the election of directors; or

(v)
A tender offer is made for 35% or more of the voting securities of the Company and the shareholders owning beneficially or of record 35% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, "Incumbent Board" means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.
(c)           In the event the conditions of Section (a) above are satisfied, for the first five (5) years after the Employment Commencement Date and during the Term, Employee shall be entitled to receive a lump sum payment equal to 2.99 times Employee's then current Base Salary and thereafter,  Employee shall be entitled to receive a lump sum payment equal to 2.99 times Employee's then current Base Salary plus 2.99 times the greater of (i) the last bonus actually paid to Employee of (ii) Employee’s then current bonus payment eligibility at the Target level .  In addition to the foregoing, Employee shall be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Employee as Employee was receiving such benefits upon the date of his termination.  Employer's obligation to continue such insurance benefits will be for a period of three (3) years.

9.             Gross-Up of Payments

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer or its successor to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 as amended and the regulations thereunder (the “Code”) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           Subject to the provisions of this Section 9, all determinations required to be made under this Section 9,  including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized firm of accountants selected by the Board (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Employer.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Employer to the Employee within five days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Employer and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Employer exhausts its remedies to appeal any determination that Excise Tax is due pursuant to this Section 9 and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee.

(c)           The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid.  The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)           give the Employer any information reasonably requested by the Employer relating to such claim,
(ii)           take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,
(iii)           cooperate with the Employer in good faith in order effectively to contest such claim, and
(iv)           permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Employee to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Employee, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 9(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Employer’s complying with the requirements of Section 9(c)  promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 9(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.           Covenant Not to Compete.
(a)           As consideration for the benefits conferred upon Employee hereunder, including, but not limited to Employee’s right to severance under Section 6(c), Employee agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of his employment (the “Covenant Term”) he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System) any enterprise which competes with Employer in the business of banking in the counties in which Employer conducts its business on the date of Employee's termination; provided, however, that this Section 10 shall be of no force and effect following a Change in Control of the Employer.

(b)           The Employee agrees that, during Covenant Term, he shall make himself available to the Employer for consultation from time to time to provide transition assistance to Employer and/or its successor. Such consultation shall not be on a full time basis and shall, to the fullest extent possible, be undertaken on a remote basis so that Employee shall not generally be required to render such consultations at the business location of the Employer.

(c)           In the event that this covenant not to compete shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise discretion in reforming such covenant to the end that Employee shall be subject to a covenant not to compete that is reasonable under the circumstances and enforceable by Employer.  Employee agrees to be bound by any such modified covenant not to compete.

11.           Miscellaneous.
(a)           Governing Law.  In the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New Jersey.
(b)           Severability.  If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect.
(c)           Entire Agreement; Amendment.  This Agreement sets for the entire understanding of the parties with regarding to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.
(d)           Successors and Assigns.  This Agreement shall be binding upon and become the legal obligation of the successors and assigns of Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUSSEX BANK

By:	/s/
Name:
Title:

SUSSEX BANCORP

By:	/s/
Name:
Title:

EMPLOYEE:

/s/ Anthony Labozzetta
Name:	Anthony Labozzetta